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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF LEE B. ESSNER]

                              March 25, 1999

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012

  Re: Registration Statement on Form S-4
      ----------------------------------

Ladies and Gentlemen:

  Reference is made to the registration statement on Form S-4 (the "Registration Statement") being filed by Mattel, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), securities of the Company to be issued or reserved for issuance in connection with the merger (the "Merger") of The Learning Company, Inc., a Delaware corporation, with and into the Company and as described in the Registration Statement. The securities covered by the Registration Statement are (i) up to 152,963,658 shares of the common stock, $1.00 par value per share, of the Company ("Common Stock"), issuable in connection with the Merger and (ii) the preference share purchase rights of the Company (the "Rights") issuable together with the shares of Common Stock to be issued in the Merger. The shares of Common Stock covered by the Registration Statement are sometimes referred to herein as the "Shares."

  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

  Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that (i) when the Shares to be issued in the Merger have been so issued in the manner contemplated by the Registration Statement such Shares will be validly issued, fully paid, and non-assessable and (ii) when the Rights issuable together with the shares of Common Stock to be issued in the Merger have been issued in accordance with the Rights Agreement dated February 7, 1992 between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of the Company entitled to the benefits of the Rights Agreement.

  I express no opinion other than on the laws of the State of California and the General Corporation Law of the State of Delaware (including applicable case law).

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ Lee B. Essner

                                          Lee B. Essner
                                          Assistant General Counsel
                                          and Assistant Secretary